EXHIBIT 99.1

Harsco Reports Record Fourth Quarter and Full-Year 2006 Results From Continuing Operations

 * Full-year diluted EPS from continuing operations up 25 percent to a record $4.65
 * Full-year sales reach a record $3.42 billion, up 24 percent
 * 2006 cash flow from operations a record $409 million, up 30 percent
 * Fourth quarter diluted EPS from continuing operations total
   $1.24, compared with $1.23 in the fourth quarter last year, which included a one-time tax benefit of $0.15
 * Fourth quarter EPS results exceed analyst consensus estimate by
   $0.15
 * Fourth quarter sales up 25 percent to a record $912 million
 * Planned sale of Company's Gas Technologies Segment is not expected to be dilutive to 2007 earnings from continuing
   operations; will be offset by growth initiatives and strong markets

HARRISBURG, Pa., Jan. 30, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record full-year 2006 results from continuing operations together with stronger than expected fourth quarter results that exceeded analysts' consensus estimate.

Fourth quarter 2006 diluted EPS from continuing operations were a record $1.24, compared with $1.23 in the fourth quarter last year. Fourth quarter income from continuing operations was $52.4 million, also a record, compared with $51.9 million last year. Last year's fourth quarter included one-time tax benefits of $6.3 million or $0.15 per share. Fourth quarter 2006 sales totaled a record $912 million, up 25 percent from sales of $733 million in the same period last year. Foreign currency translation increased sales by $30 million and pre-tax income by $1.6 million in this year's fourth quarter.

For the full year 2006, income from continuing operations was $196.5 million, or $4.65 per diluted share, both records, compared with income from continuing operations of $156.8 million, or $3.73 per diluted share in 2005. This reflects a 25 percent increase in both income and diluted EPS. Sales for the full year 2006 reached a record $3.42 billion, an increase of 24 percent from last year's sales of $2.77 billion. Positive foreign currency translation contributed approximately $35 million to sales in 2006 and approximately $2.4 million to pre-tax income. Income from discontinued operations in 2006 was immaterial.

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "Solid internal growth coupled with value-creating acquisitions has resulted in another year of excellent performance for Harsco. This growth continues to be led by our Mill Services and Access Services operations, both of which had an outstanding year driven by top-line growth and internal cost control initiatives. Also contributing to growth was another year of solid performance from our Engineered Products and Services group of companies.

"We accomplished much in the way of strategic initiatives in 2006. We successfully integrated our two larger acquisitions made at the end of the prior year, Huennebeck Group and the Northern Hemisphere steel mill services operations of Brambles Industrial Services, as well as several smaller companies purchased in 2006. Our continuing cost reduction initiatives resulted in another year of margin improvement. We also made further progress in our efforts to improve the operating performance of our Gas Technologies Segment. Lastly, our strong operating performance once again allowed us to raise our dividend, our thirteenth consecutive year of rewarding Harsco stockholders in such a manner.

"Since the start of this year, we have already announced several significant events which we believe will result in further meaningful increases in stockholder value. Earlier this month, we reached an agreement to purchase Excell Materials, a high-growth, market-leading company in the emerging minerals industry. We expect to close this transaction in the first quarter of this year following the receipt of normal regulatory approvals. We have also made the decision to divest our Gas Technologies business. For some time we have been focused on a strategy of growing our industrial services businesses on a global basis. By selling Gas Technologies, we will be better positioned to accelerate this effort. Given the confidence we have in our future growth, Harsco's Board of Directors also approved a two-for-one stock split, an action which should enhance our trading liquidity and make Harsco shares even more attractive to a broader range of the investment market.

"Repeating what I said at our annual investors conference in New York last month, we remain increasingly enthusiastic about Harsco's global growth prospects. The transition journey that we began several years ago to reshape Harsco as an international provider of industrial services on a global basis is securely in place. The consistency of our year-over-year progress is a reflection of this, demonstrating a balance of strong organic growth on a worldwide basis and the additional contributions of our highly focused global acquisition program. Our expanding geographic footprint, now 45 countries strong, gives us an unprecedented degree of operating balance and our substantial cash flows enable us to meet the needs of our ongoing activities in parallel with a vigorous pursuit of growth."

Outlook

Having completed another successful year in 2006, the Company continues to be confident of further earnings growth in 2007. Harsco President, Chief Financial Officer and Treasurer, Sal Fazzolari, said, "Given the positive outlook for the Company's global markets in 2007, the new projects that are expected to come on stream in 2007, and the accretive results expected from our recently announced plans to acquire Excell Materials, the Company is reaffirming its full year guidance for EPS from continuing operations in the range of $5.05 to $5.15.

"These growth initiatives, including the acquisition of Excell, are expected to replace the earnings of Gas Technologies under continuing operations and thus, the Company does not expect any earnings dilution from the sale of the Gas Technologies business," Mr. Fazzolari continued. Beginning with the first quarter of 2007, Gas Technologies Segment results will be reported under discontinued operations and are not included in the aforementioned guidance from continuing operations. Therefore, the results from Gas Technologies will be reported separately under discontinued operations on the income statement and are excluded from continuing operations.

For the first quarter of 2007, the Company is forecasting earnings from continuing operations in the range of $0.81 to $0.85 per share, compared with an estimated $0.77 per share from continuing operations (excluding Gas Technologies) in the first quarter of 2006.

Fourth Quarter Business Review

Mill Services

Sales in the fourth quarter of 2006 increased by 32 percent to $350 million from $266 million in last year's fourth quarter. Organic sales growth contributed $16 million, or approximately 6 percent; the December 29, 2005 purchase of the Brambles Northern Hemisphere steel mill services operations and other smaller acquisitions contributed $55 million, or 21 percent; and positive foreign currency translation contributed $13 million, or approximately 5 percent. Fourth quarter operating income increased by 47 percent to $38.3 million, up from $26.1 million in the fourth quarter of last year. Foreign currency translation contributed $1.1 million to operating income in the quarter. Operating margins increased by approximately 120 basis points to 11.0 percent from 9.8 percent in the fourth quarter of 2005. However, last year's fourth quarter included a $3.4 million pre-tax reorganization expense. Without this expense last year, operating income in this year's fourth quarter would be up 30 percent, with a comparable 11 percent operating margin.

The continued excellent year-over-year results for the fourth quarter are a result of the Company's ongoing cost reduction program, the success of its strategic bolt-on acquisitions, and its strong global balance in providing value-adding services to the steel and metals industries.

Both the near-term and long-term outlooks for this segment remain favorable. Global steel production is once again projected to grow in 2007; the Company expects to continue to gain market share from new contract signings; the Company's ongoing cost reduction program is expected to continue to make a positive contribution to operating results; and the announced acquisition of Excell Materials is expected to be immediately accretive to earnings following its anticipated closing later this quarter.

Access Services

Fourth quarter 2006 sales increased 51 percent to $307 million from $203 million last year. Organic sales growth contributed $27 million, or approximately 13 percent; the net effect of the November 21, 2005 acquisition of Huennebeck Group, the July 20, 2006 acquisition of Cleton Industrial Services in Holland and the November 17, 2006 acquisition of MyATH in Chile contributed $62 million, or 31 percent; and positive foreign currency translation contributed $15 million, or approximately 7 percent. Operating income increased by 35 percent to $31.5 million in the fourth quarter, up from $23.3 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $1.2 million in this year's fourth quarter. Operating margins decreased by approximately 110 basis points to 10.3 percent from 11.4 percent in the fourth quarter of last year. However, last year's fourth quarter included a $3.6 million pre-tax gain from the sale of the Company's U.K.-based Youngman manufacturing business. Without this gain in last year's fourth quarter, 2006 operating income would have been up 60 percent and operating margins of 10.3 percent would have been 60 basis points higher than last year.

Continued strength in both the U.S. and international non-residential construction and industrial maintenance markets, particularly in Canada and Europe, led to increased volumes in the quarter. Market acceptance of newer, more efficient rental and sale products and increased investment in rental equipment also contributed to this quarter's improved performance.

The outlook for the Company's end markets in the Access Services Segment remains positive going into 2007. Industry sources continue to predict further growth in non-residential construction and industrial maintenance in North America, Europe, and other key markets. The Company's late 2006 acquisition of MyATH in Chile expands its Access Services footprint into the Latin America region. Further market share expansion and gains are expected in the future for the Access Services Segment.

Engineered Products and Services ("All Other")

Sales of $147 million in the fourth quarter of 2006 were 10 percent lower than the $164 million in the same period last year. Operating income decreased 31 percent to $14.8 million, from $21.5 million in the fourth quarter of last year. Operating margins declined by 310 basis points to 10.0 percent, compared with 13.1 percent for the same period last year. Foreign currency translation increased sales by $1.1 million in the quarter and operating income by $0.5 million.

As expected, fourth quarter performance was negatively affected by increased commodity costs, particularly steel, at Harsco Track Technologies and IKG. Also, as expected, the timing of certain revenue streams were more level throughout the year in 2006 compared with 2005, when IKG benefited in the fourth quarter from a spike in activity due to Hurricane Katrina rebuild activity, and Harsco Track Technologies benefited from the timing of unit deliveries.

The longer-term outlook for this business group continues to be positive. Bidding activity at Harsco Track Technologies continues to be strong on a global basis, driven by economic growth and heavy freight and passenger traffic demands which support increased domestic and international railway track maintenance and construction spending. Longer-term energy needs are expected to continue to be favorable for the Company's Air-X-Changers, IKG, and to a lesser extent Patterson-Kelley operations. Reed Minerals is expected to continue to benefit from its market-leading colored roofing granules business and increased requirements for its abrasives product line from domestic infrastructure repair and maintenance needs.

Gas Technologies

Sales in the fourth quarter of 2006 were up 8 percent to $108 million from $100 million last year. Operating income of $8.4 million was up 19 percent from last year's $7.0 million. Operating margins were 7.7 percent compared with 7.0 percent in the fourth quarter of last year. Foreign currency translation decreased operating income by $0.6 million in the quarter.

Strength in the quarter was led by improved performance from this segment's valve and cryogenics product lines. Overall results were also better despite the negative effect of higher commodity costs in the quarter.

As previously stated, the Company has announced its intention to divest the Gas Technologies Segment. The Company anticipates that this transaction could take until the third quarter of 2007 to complete.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the full year 2006 was a record $409 million, up 30 percent from the prior year. Cash used by investing activities was $359 million, down from $645 million in the prior year, due to two large acquisitions that occurred in the fourth quarter of 2005. The Company's debt-to-capital ratio decreased to 48.1 percent in 2006, down 230 basis points from the 50.4 percent at the end of the prior year.

The Company achieved its highest level of Economic Value Added (EVA(r)) improvement in 2006 since its adoption of a formal EVA program at the end of 2001. All four of the Company's operating groups recorded EVA improvement over the prior year. Three of these groups, Mill Services, Access Services and Engineered Products and Services, finished 2006 with their highest level of EVA since the program began.

Forward Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 4977174. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 4977174.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and products company with four market-leading business groups that provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. The Company employs approximately 21,000 people in 45 countries of operation. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                         Three Months Ended      Twelve Months Ended
 (In thousands, except       December 31             December 31
  per share amounts)       2006       2005        2006         2005
 ---------------------------------------------------------------------
 Revenues from
  continuing operations:
   Service sales         $678,522   $487,996   $2,538,068   $1,928,539
   Product sales          233,779    244,537      885,225      837,671
 ---------------------------------------------------------------------
   Total revenues         912,301    732,533    3,423,293    2,766,210
 ---------------------------------------------------------------------

 Costs and expenses from
  continuing operations:
   Cost of services sold  498,595    355,247    1,851,230    1,425,222
   Cost of products sold  182,411    191,544      696,350      674,177
   Selling, general and
    administrative
    expenses              136,438    105,848      507,367      393,187
   Research and
    development
    expenses                  884        685        3,026        2,676
   Other expenses             714      1,654        6,851        2,000
 ---------------------------------------------------------------------
    Total costs and
     expenses             819,042    654,978    3,064,824    2,497,262
 ---------------------------------------------------------------------
   Operating income from
    continuing operations  93,259     77,555      358,469      268,948

 Equity in income/(loss)
  of unconsolidated
  entities, net               (63)       (18)         192           74
 Interest income            1,045      1,141        3,709        3,165
 Interest expense         (16,516)   (11,134)     (60,478)     (41,918)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    income taxes and
    minority interest      77,725     67,544      301,892      230,269

 Income tax expense       (23,666)   (13,392)     (97,523)     (64,771)
 ---------------------------------------------------------------------

   Income from continuing
    operations before
    minority interest      54,059     54,152      204,369      165,498

 Minority interest in
  net income               (1,672)    (2,290)      (7,860)      (8,748)
 ---------------------------------------------------------------------
 Income from continuing
  operations               52,387     51,862      196,509      156,750
 ---------------------------------------------------------------------
 Discontinued operations:
  Income/(loss) from
   operations of dis-
   continued business         113         23         (181)        (430)
  Gain on disposal of
   discontinued business       28         --           28          261
  Income/(loss) related
   to discontinued defense
   business                    (6)        (6)         (25)          20
  Income tax benefit
   (expense)                  (51)        (6)          67           56
 ---------------------------------------------------------------------
 Income/(loss) from
  discontinued operations      84         11         (111)         (93)
 ---------------------------------------------------------------------
    Net Income           $ 52,471   $ 51,873   $  196,398   $  156,657
 =====================================================================

 Average shares of common
  stock outstanding        42,015     41,756       41,953       41,642

 Basic earnings per
  common share:
   Continuing operations $   1.25   $   1.24   $     4.68   $     3.76
   Discontinued
    operations                 --         --           --           --
 ---------------------------------------------------------------------
 Basic earnings per
  common share           $   1.25   $   1.24   $     4.68   $     3.76
 =====================================================================
 Diluted average shares
  of common stock
  outstanding              42,267     42,184       42,215       42,080

 Diluted earnings per
  common share:
   Continuing operations $   1.24   $   1.23   $     4.65   $     3.73
   Discontinued operations     --         --           --           --
 ---------------------------------------------------------------------
 Diluted earnings per
  common share           $   1.24   $   1.23   $     4.65   $   3.72(a)
 =====================================================================

 (a) Does not total due to rounding.

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                          December 31   December 31
 (In thousands)                               2006         2005(a)
 ------------------------------------------------------------------
 ASSETS

 Current assets:
  Cash and cash equivalents               $   101,260   $   120,929
  Accounts receivable, net                    753,168       666,252
  Inventories                                 285,229       251,080
  Other current assets                         88,398        60,436
  Assets held-for-sale                          3,567         2,326
 ------------------------------------------------------------------
   Total current assets                     1,231,622     1,101,023
 ------------------------------------------------------------------
 Property, plant and equipment, net         1,322,467     1,139,808
 Goodwill, net                                612,480       559,629
 Intangible Assets, net                        88,164        78,839
 Other assets                                  71,690        96,505
 ------------------------------------------------------------------
   Total assets                           $ 3,326,423   $ 2,975,804
 ==================================================================

 LIABILITIES

 Current liabilities:
  Short-term borrowings                   $   185,074   $    97,963
  Current maturities of long-term debt         13,130         6,066
  Accounts payable                            287,006       247,179
  Accrued compensation                         95,028        75,742
  Income taxes payable                         61,967        42,284
  Dividends payable                            15,983        13,580
  Insurance liabilities                        40,810        47,244
  Other current liabilities                   211,777       218,345
 ------------------------------------------------------------------
   Total current liabilities                  910,775       748,403
 ------------------------------------------------------------------
 Long-term debt                               864,817       905,859
 Deferred income taxes                        103,592       123,334
 Insurance liabilities                         62,542        55,049
 Retirement plan liabilities                  189,457        98,946
 Other liabilities                             48,876        50,319
 ------------------------------------------------------------------
    Total liabilities                       2,180,059     1,981,910
 ------------------------------------------------------------------

 STOCKHOLDERS' EQUITY

 Common stock                                  85,614        85,322
 Additional paid-in capital                   166,494       152,899
 Accumulated other comprehensive loss        (169,334)     (167,318)
 Retained earnings                          1,666,761     1,526,216
 Treasury stock                              (603,171)     (603,225)
 ------------------------------------------------------------------
    Total stockholders' equity              1,146,364       993,894
 ------------------------------------------------------------------
    Total liabilities and
     stockholders' equity                 $ 3,326,423   $ 2,975,804
 ==================================================================

 (a) Reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                          Three Months Ended     Twelve Months Ended
                              December 31             December 31
(In thousands)              2006        2005        2006        2005
 ---------------------------------------------------------------------
 Cash flows from
  operating activities:
   Net income            $  52,471   $  51,873   $ 196,398   $ 156,657
   Adjustments to
    reconcile net
    income to net
    cash provided
    (used) by operating
    activities:
     Depreciation           64,496      49,832     245,397     195,139
     Amortization            1,985       1,031       7,585       2,926
     Equity in income of
      unconsolidated
      entities, net             67          18        (188)        (74)
     Dividends or
      distributions from
      unconsolidated
      entities                  --         110          --         170
     Other, net             (1,124)      3,864       8,008       8,134
     Changes in assets
      and liabilities, net
      of acquisitions and
      dispositions of
      businesses:
       Accounts receivable  28,191      (7,003)    (27,261)    (64,580)
       Inventories           2,099      17,152     (20,347)    (25,908)
       Accounts payable     23,569       8,133      13,017      10,787
       Accrued interest
        payable            (18,282)    (17,163)        497       1,222
       Accrued compensation  8,234       6,457      11,846       6,941
       Other assets and
        liabilities        (31,403)    (31,604)    (25,713)     23,865
 ---------------------------------------------------------------------
     Net cash provided
      by operating
      activities           130,303      82,700     409,239     315,279
 ---------------------------------------------------------------------
 Cash flows from investing
  activities:
   Purchases of property,
    plant and equipment    (83,693)    (80,992)   (340,173)   (290,239)
   Purchase of businesses,
    net of cash acquired   (22,912)   (387,482)    (34,333)   (394,493)
   Proceeds from sales
    of assets                6,227      22,189      17,650      39,543
   Other investing
    activities              (2,718)          4      (2,599)          4
 ---------------------------------------------------------------------
    Net cash used by
     investing
     activities           (103,096)   (446,281)   (359,455)   (645,185)
 ---------------------------------------------------------------------
 Cash flows from
  financing activities:
   Short-term borrowings,
    net                     84,846      74,468      73,050      73,530
   Current maturities and
    long-term debt:
     Additions              64,648     424,446     315,010     571,928
     Reductions           (165,326)   (109,054)   (423,769)   (230,010)
   Cash dividends paid on
    common stock           (13,657)    (12,522)    (54,516)    (49,928)
   Common stock issued-
    options                    319         761      11,574       9,097
   Other financing
    activities              (1,854)     (1,760)     (5,545)     (5,292)
 ---------------------------------------------------------------------
     Net cash provided
      (used) by financing
      activities           (31,024)    376,339     (84,196)    369,325
 ---------------------------------------------------------------------
 Effect of exchange rate
  changes on cash            5,544      (5,060)     14,743     (12,583)
 ---------------------------------------------------------------------
 Net increase (decrease)
  in cash and cash
  equivalents                1,727       7,698     (19,669)     26,836

 Cash and cash equivalents
  at beginning of period    99,533     113,231     120,929      94,093
 ---------------------------------------------------------------------
 Cash and cash equivalents
  at end of period       $ 101,260   $ 120,929   $ 101,260   $ 120,929
 =====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                           Three Months Ended    Three Months Ended
                            December 31, 2006     December 31, 2005

                                    Operating               Operating
                            Sales     Income     Sales    Income (loss)
 ---------------------------------------------------------------------
 Mill Services Segment    $350,136   $ 38,346   $265,576    $ 26,091
 Access Services Segment   306,843     31,500    203,223      23,256
 Gas Technologies Segment  108,064      8,361    100,023       7,016
 Engineered Products and
  Services ("all other")
  Category                 147,258     14,787    163,711      21,517
 General Corporate              --        265         --        (325)
 ---------------------------------------------------------------------
 Consolidated Totals      $912,301   $ 93,259   $732,533    $ 77,555
 =====================================================================

                          Twelve Months Ended    Twelve Months Ended
                           December 31, 2006      December 31, 2005

                                    Operating                Operating
                                      Income                   Income
                            Sales     (loss)       Sales       (loss)
 ---------------------------------------------------------------------
 Mill Services Segment    $1,366,530  $147,798   $1,060,354   $109,591
 Access Services Segment   1,080,924   120,382      788,750     74,742
 Gas Technologies Segment    397,680    14,160      370,201     17,912
 Engineered Products and
  Services("all other")
  Category                   578,159    77,466      546,905     69,699
 General Corporate                 -    (1,337)           -     (2,996)
 ---------------------------------------------------------------------
 Consolidated Totals      $3,423,293  $358,469   $2,766,210   $268,948
 =====================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com